               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                  KNOLL, INC.


          It is hereby certified that:

          The present name of the corporation (hereinafter called the "Corporation") is Knoll, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware under the name "T.K.G. Acquisition Corp." was December 15, 1995.

          This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The majority stockholder has consented in writing to the adoption of this Amended and Restated Certificate of Incorporation.

          The text of the certificate of incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                  KNOLL, INC.

                                 * * * * * * *

          FIRST:  The name of the corporation (the "Corporation") is KNOLL, INC.
                                                    ------------

          SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or as hereafter amended.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share ("Common Stock"),
                                                                ------------
and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 1,920,000 shares shall be designated as "Series A
----------------
12% Participating Convertible Preferred Stock" (the "Series A Preferred Stock").
                                                     ------------------------
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly
                                            ------------------
authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration (not less than its par value) and with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as shall be determined by the Board of Directors and fixed by resolution or resolutions adopted by the Board of Directors providing for the number of shares in each such series.

          The Common Stock and Series A Preferred Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, as hereinafter set forth in this Article FOURTH.

          Prior to the closing of an Initial Public Offering (as defined in the Stockholders Agreement (as defined below)), the ability of the Corporation to issue shares of its capital stock shall be subject to the subscription rights of certain stockholders of the Corporation set forth in Section 1(d) of that certain Stockholders Agreement (Common Stock and Preferred Stock), dated as of February 29, 1996 (the "Stockholders Agreement"), by and among the Corporation, Warburg, Pincus Ventures, L.P. ("Warburg") and certain other stockholders of the
                                 -------
Corporation, as the same may be amended from time to time.

          (A)  COMMON STOCK.
               ------------

               (1) Dividends.  The holders of Common Stock shall be entitled to
                   ---------
     receive, when and as declared, out of assets and funds legally available therefor, cash or non-cash dividends payable as and when the Board of Directors in its sole business judgment so declares. Any such dividend shall be payable ratably to all record holders of Common Stock as of the record date fixed by the Board of Directors in accordance with the By-Laws of the Corporation for the payment thereof.

               (2)  Liquidation Rights.   In the event of any voluntary or
                    ------------------
     involuntary liquidation, dissolution or winding up of the Corporation

     ("Liquidation"), the holders of Common Stock then outstanding shall be
       -----------
     entitled to be paid ratably out of the assets and funds of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock upon Liquidation, an amount equal to their share (including any declared but unpaid dividends on the Common Stock, subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) of such assets and funds.

               (3)  Voting.
                    ------

               (a) Except as required by law, as may be limited in the Knoll, Inc. 1996 Stock Incentive Plan (the "Stock Plan") (formerly known as the
                                          ----------
     T.K.G. Acquisition Corp. 1996 Stock Incentive Plan), the Knoll, Inc. 1997 Stock Incentive Plan (formerly known as the T.K.G. Acquisition Corp. 1997 Stock Incentive Plan) or any other incentive plan established for the directors or employees of the Corporation or any of its subsidiaries, or as otherwise provided herein or in any amendment hereof, the entire voting power of the Corporation shall be vested in the holders of the Common Stock and Series A Preferred Stock voting together as a single class.

               (b) Each holder of Common Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders. Prior to the Conversion Date (as defined herein), each holder of Series A Preferred Stock entitled to vote shall at every meeting of the stockholders of the

     Corporation be entitled to one thousand votes for each share of Series A Preferred Stock registered in his or her name on the record of stockholders. From and after the Conversion Date, each holder of Series A Preferred Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock would have been convertible at the Conversion Date (assuming all outstanding shares of Series A Preferred Stock were converted) for each share of Series A Preferred Stock registered in his or her name on the record of stockholders.

               (c) At any time prior to the closing of an initial public offering of the Common Stock, without first obtaining the affirmative vote or written consent of a majority of the stockholders of the Corporation, the Corporation shall not amend the Stock Plan, adopt any other incentive plan that provides for the grant or sale of shares of the Corporation's capital stock or securities convertible or exchangeable therefor or issue any shares of the Corporation's capital stock or securities convertible or exchangeable therefor.

          (B)  SERIES A PREFERRED STOCK.
               ------------------------

               (1) Dividends.  (a)  The holders of Series A Preferred Stock
                   ---------
     shall be entitled to receive, when and as declared, out of funds legally available therefor, dividends at the rate of $12.00 per annum, payable as the Board of Directors may determine, before any dividends or other amounts shall be set apart for or paid upon the Common Stock in any year. All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share.

               (b) Dividends on the Series A Preferred Stock shall be fully cumulative, whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall accumulate and be compounded quarterly. Dividends on the Series A Preferred Stock shall accrue on a quarterly basis. Notwithstanding the foregoing, no dividends on any shares of Series A Preferred Stock shall be declared after the Conversion Date or shall accrue from and after such date.

               (c) Notwithstanding Section (A)(1) of this Article FOURTH, for so long as dividends on the Series A Preferred Stock are accrued and unpaid, the Corporation shall not pay any dividend upon the Common Stock, whether in cash or other property (other than Common Stock), or purchase, redeem or otherwise acquire any such Common Stock

     (other than redemptions or repurchases of any Common Stock held by employees of the Corporation or its subsidiaries, and then only upon such person's ceasing to be an employee of the Corporation or its subsidiaries, each in accordance with terms of any applicable agreement between the Corporation or its subsidiaries and any such employee or the terms of any agreement or plan pursuant to which such Common Stock was issued).

               (2)  Liquidation Rights.  (a)  In the event of Liquidation, the
                    ------------------
     holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders upon Liquidation, but before any payment shall be made to the holders of Common Stock, an amount equal to $100 per share plus any dividends thereon declared or accrued but unpaid (including as a result of quarterly compounding), subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares.

               (b) If upon Liquidation the remaining assets of the Corporation available for the distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full preferential amount set forth in paragraph (a) above, the holders of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

               (c) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon Liquidation, the holders of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, as provided in Section (A)(2) above.

               (d) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a Liquidation for purposes of this Section 3.

               (3)  Voting.  In addition to the voting rights of holders of
                    ------
     Series A Preferred Stock provided in Section A(3) above or as required by law, the Corporation shall not (and the holders of the Common Stock shall not cause the Corporation to), without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock:

               (a) amend or repeal any provision of the Corporation's Certificate of Incorporation or By-Laws;

               (b) authorize or effect (i) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation or of any assets of the Corporation not in the ordinary course of its business (including, without limitation, capital stock of or other ownership interests in any other entity); (ii) any merger or consolidation or other reorganization of the Corporation with or into another corporation, (iii) the acquisition by the Corporation of another corporation by means of a purchase of all or substantially all the assets of such corporation, or
     (iv) a liquidation, winding up or dissolution of the Corporation or adoption of any plan for the same;

               (c) employ or terminate the employment of the chief executive officer, chief financial officer or chief operating officer of the Corporation or any of its subsidiaries (or any person serving in any such capacity); or

               (d) amend the Stock Plan, adopt any other incentive plan that provides for the grant or sale of shares of the Corporation's capital stock or securities convertible or exchangeable therefor or issue any shares of the Corporation's capital stock or securities convertible or exchangeable therefor.

               (C) CONVERSION OF SERIES A PREFERRED STOCK.  Each holder of
                   --------------------------------------
     Series A Preferred Stock shall be entitled to convert such Series A Preferred Stock into Common Stock upon the terms and subject to conditions hereinafter set forth in this Article FOURTH (C):

               (1) Conversion Decision.  The holder or holders of a majority of
                   -------------------
     the outstanding Series A Preferred Stock, upon written notice to the Corporation, may elect (the "Conversion Decision") to cause all or a
                                  -------------------
     portion of the shares of Series A Preferred Stock to be converted into shares of Common Stock and to determine the percentage of the shares of Series A Preferred Stock outstanding to be so converted (the "Conversion
                                                                   ----------
     Percentage") as set forth herein. Such notice shall set forth the date (the
     ----------
     "Conversion Date"), which shall not precede the date of the Conversion
      ---------------
     Decision nor be more than sixty days following such date and which may be conditioned on the occurrence of one or more events. Within five days following receipt of such notice, the Corporation shall notify all holders of Series A Preferred Stock of the Conversion Decision and the terms thereof, including the Conversion Percentage and the Conversion Date. Such notice shall be sent by overnight mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address appearing on the stock register of the Corporation. Upon conversion of shares of Series A Preferred Stock on the Conversion Date, the Series A Preferred Stock shall no longer be convertible into Common Stock or any other class of capital stock of the Corporation. Notwithstanding anything to the contrary contained herein, the holder or holders of a majority of the outstanding Series A Preferred Stock, upon written notice to the Corporation prior to the Conversion Date, may elect to revoke the Conversion Decision. Within five days following receipt of such notice, the Corporation shall notify all holders of Series A Preferred Stock of such revocation of the Conversion Decision.

               (2) Conversion of Shares.  (a) On the Conversion Date, each share
                   --------------------
     of Series A Preferred Stock to be converted pursuant to Section (C)(1) above (the aggregate of such shares of Series A Preferred Stock being the

     "Aggregate Preferred Conversion Shares") shall be converted into that
     --------------------------------------
     number of fully paid and nonassessable shares of Common Stock as shall be equal to the quotient of (x) the Aggregate Common Conversion Shares (as
              ------------ --
     defined below) divided by (y) the Aggregate Preferred Conversion Shares;
                    -------
     provided, however, that if the Conversion Decision was made prior to March
     --------  -------
     1, 1998, then such number of fully paid and nonassessable shares of Common Stock shall be equal to the lesser of (i) the Ceiling Ratio (as defined
                             --- ------ --
     below) and (ii) the foregoing quotient.
            ---

               (b) For purposes of the foregoing conversion formula,

                    (i) "Aggregate Common Conversion Shares" shall be equal to
                         ----------------------------------

                  (NPF x GPS)
                  ___________       -    NPS

                    1 - NPF

          where

              GPS = the number of shares of Common Stock outstanding
                    immediately prior to conversion that have been granted, whether vested or unvested, under the Stock Plan (also referred to herein as the "Granted Plan Shares");
                                               -------------------

              NPS = the number of shares of Common Stock issued and outstanding immediately prior to conversion other than Granted Plan
                    Shares

                    (also referred to herein as the "Non-Plan Shares"); and
                                                     ---------------

              NPF = the Non-Plan Fraction (as defined below).

                    (ii) "Non-Plan Fraction" shall be equal to
                          -----------------

                               P + (M x (E - P))
                               _________________
                                       E

          where

               P = the sum of (x) the aggregate liquidation preference of the Aggregate Preferred Conversion Shares but not including any dividends declared or accrued thereon, less any dividends previously paid thereon, plus (y) the aggregate purchase
                                             ----
                    price paid for the Non-Plan Shares;

               M =  1 minus the product of .15 and the Granted Plan Shares
                      -----
                    Percentage; and

               E = the fair market value of the Corporation (also referred to herein as the "Total Equity Value"), determined in good
                                   ------------------
                    faith by the Board of Directors; provided that the fair market value of the Corporation with respect to any Conversion Decision made in connection with an initial public offering of the Corporation's equity securities shall be determined by reference to the initial public offering price of such securities, net of any underwriting discounts or commissions.

                    (iii)  "Ceiling Ratio" shall be equal to
                            -------------

                        (CRM x GPS) - ((1 - CRM) x NPS)
              ___________________________________________________
              (1 - CRM) x (Aggregate Preferred Conversion Shares)

          where

                    CRM = 1 minus the product of .10 and the
                            -----
                          Granted Plan Shares Percentage.

                    (iv)  "Granted Plan Shares Percentage" shall be equal to the
                           ------------------------------
          quotient of (x) the Granted Plan Shares divided by (y) the sum of (a)
          --------                                -------
          the Granted Plan Shares and (b) the total number of shares of Common Stock available for future grant under the Stock Plan.

                    (v) Notwithstanding anything in this Section (C)(2) of Article FOURTH to the contrary, shares of the

          Corporation's capital stock issued or issuable pursuant to the Corporation's 1997 Stock Incentive Plan shall be ignored for purposes of determining the number of Aggregate Common Conversion Shares and making the other calculations pursuant to such Section.

               (c) If any fraction of a share of Common Stock would be issuable upon conversion of any Series A Preferred Stock, the Corporation may issue fractions of the shares of Common Stock, or in lieu thereof, pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price per share of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be so listed, on the basis of the mean between the closing bid and asked prices per share for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

               (d) Conversion Upon Initial Public Offering.  Notwithstanding
                   ---------------------------------------
     anything in this Article FOURTH (C) to the contrary, upon the closing of an initial public offering of the Common Stock prior to May 31, 1997, the 802,997.50 outstanding shares of Series A Preferred Stock (which does not include the shares of Series A Preferred Stock that the Corporation has agreed to purchase pursuant to that certain Agreement made and entered into as of the 15th day of April, 1997, by and among the Corporation, Warburg, NationsBanc Investment Corp. and certain other individuals) shall be converted pro rata into shares of Common Stock at a rate of 19.5412382490117-to-1 (after giving effect to the stock split set forth in Article FIFTH below).

               (e) Prior to the closing of an initial public offering of the Common Stock prior to May 31, 1997 and subsequent to the repurchase and conversion of shares of Series A Preferred Stock described in paragraph (d) above, any fractional shares of Common Stock that would be issued after giving effect to such conversion and stock split shall be paid in cash based on a price of $20.50 per share.

               (3)  Conversion Procedure.
                    --------------------

               (a) On or after the Conversion Date, each holder of Series A Preferred Stock (i) shall surrender the certificate or certificates therefor to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then to the Corporation at its principal office), and (ii) shall give written notice to the Corporation at such office of the name or names (with address) in which the certificate or certificates for Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on such holder's written order, a certificate or certificates for (i) the number of full shares of Common Stock issuable on such conversion of each holder's Conversion Percentage of his Series A Preferred Stock in accordance with the provisions hereof and fractional shares of Common Stock or cash as provided in Section (C)(2)(c) in respect of any fraction of a Common Stock otherwise issuable upon such conversion, and (ii) the number of shares of Series A Preferred Stock not being converted. The Corporation may legend or alter the form of the certificates for such shares of Series A Preferred Stock not being converted to reflect changes in the rights thereof as a result of the conversion.

               (b) The Corporation shall at all times when Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of shares of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock. Notwithstanding the foregoing, for purposes of this Section (C) of Article FOURTH, the Corporation shall not be required to determine Total Equity Value except in connection with a Conversion Decision.

               (c) From and after the Conversion Date, all Series A Preferred Stock which shall have been surrendered for conversion and converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive certificates representing Common Stock in exchange therefor and payment of any accrued and unpaid dividends upon such Common Stock. Any Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

          FIFTH: On the date on which this Amended and Restated Certificate of Incorporation is filed with the Office of the Secretary of the State of Delaware, each issued and outstanding share of the Corporation's Common Stock, par value $.01 per share, shall be split and exchanged, ipso facto, for 3.13943 shares of the new Common Stock, par value $0.01 per share.

          SIXTH:  The mailing address of the Corporation is as follows:

                    1235 Water Street
                    East Greenville, Pennsylvania  18042

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.

          EIGHTH:  Elections of directors need not be by written ballot.

          NINTH:  1. Indemnification.  The Corporation shall indemnify to the
                     ---------------
fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.

          2. Payment of Expenses.  Expenses (including attorneys' fees) incurred
             -------------------
in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the

Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article NINTH.

          3. Nonexclusivity of Provision.  The indemnification and other rights
             ---------------------------
set forth in this Article NINTH shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

          4. Effect of Repeal.  Neither the amendment nor repeal of this Article
             ----------------
NINTH, subparagraph 1, 2, or 3, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article NINTH, subparagraph 1, 2, or 3, shall eliminate or reduce the effect of this Article NINTH, subparagraphs 1, 2, and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article NINTH, subparagraph 1, 2, or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

          5. Limitation on Liability.  No director or officer shall be
             -----------------------
personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

          (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

          (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

          (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

          (iv) shall have derived an improper personal benefit.

          If the General Corporation Law of the State of Delaware is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          ELEVENTH: The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware.

          TWELFTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

     IN WITNESS WHEREOF, Knoll, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Barry L. McCabe, its Vice President, Controller and Treasurer, this 6th day of May, 1997.



                              /s/  Barry L. McCabe
                              ----------------------------------
                              Name:  Barry L. McCabe
                              Title: Vice President,
                                     Controller and Treasurer